Exhibit 99.3

May 22, 2014

Board of Directors

Coastal Bankshares, Inc.

18 West Bryan Street

Savannah, GA 31401

Members of the Board:

BSP Securities, Inc. (“BSP”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of Coastal Bankshares, Inc. and dated March 10, 2014, in the Proxy Statement/Prospectus of Ameris Bancorp which forms the Registration Statement on Form S-4 and the references to our firm in such Proxy Statement/Prospectus. BSP further consents to the attachment of the Opinion Letter as Appendix B of the Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

BSP Securities, LLC